Exhibit 10.5

March 28, 2024

Mr. Ethan Chernin

[***]

Re:	Conditional Offer of Employment

On behalf of AHS Management Company, Inc., part of the Ardent Health Services (“the Company”) family, I am pleased to extend you this conditional offer of employment to serve as President of Health Services. We would anticipate your start date to be on or about June 6, 2024.

The Term Sheet attached hereto sets out the terms of your employment. This position is an exempt status position. Should you accept this offer, your annual salary is intended to compensate you for all hours worked on behalf of the Company. Employees are paid bi-weekly, minus any required deductions for withholding and any other authorized employee deductions. You will also participate in the Company’s short-term and long-term incentive programs as a member of the Company’s Executive Leadership Team.

As a full-time employee, the Company will provide you and your eligible dependents with the standard benefits, which are described in detail in the general employee benefits materials we will provide to you.

We also would like to invite you to attend our Board of Directors meeting on Thursday, June 6, 2024, in Chicago.

If you accept this offer, you will also need to meet the following conditions to be eligible for employment with the Company (you will receive additional information on each following your acceptance):

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Employment Background Screen and Certification/Licensure Verification. The Company is committed to providing a safe and productive working environment. Therefore, as part of the new hire process you will be required to successfully complete an employment background screen, which includes verification of such things as prior employment, educational background, criminal convictions, and civil judgment histories. If applicable to your position, certification/licensure must be verified.

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Pre-Employment Controlled Substance & Alcohol Screening. You will be required to successfully complete a pre-employment controlled substance and alcohol screening which will test for alcohol and all illegal drugs.

•	Pre-Employment Medical Examination. Depending upon the position offered, you may be required to successfully complete a pre-employment medical examination.

Ardent Health • 340 Seven Springs Way • Suite 100 • Brentwood, Tennessee 37027 • Telephone (615) 296-3000

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Timely completion of 1-9 Form. This offer is contingent upon your compliance with the Immigration Reform and Control Act of 1986 which requires you to establish your identity and employment eligibility.

By accepting this offer, you confirm that you are legally entitled to work for the Company in the position identified, and that you are not bound by any restrictive covenants, non-competition agreement, non-solicitation agreement or other circumstance that would prevent you from accepting this position or limit your effectiveness from performing your role with the Company. You agree that you have either not taken or have returned all confidential information belonging to any previous employer or other third party and will not bring any such confidential information with you to the Company, nor use and/or disclose any such confidential information during your employment with the Company.

Please indicate your acceptance of your offer by electronically signing this document below no later than seventy-two hours from date of issuance. Upon your acceptance, you will be sent a secure link to begin the electronic onboarding process. This link will contain additional information regarding your orientation and first day with the Company.

If you have any questions regarding this employment offer, please contact Carolyn Schneider, Chief Human Resources Officer, or me to discuss. I sincerely hope you choose to join the Ardent team and look forward to hearing from you soon.

Sincerely,

Marty Bonick

Chief Executive Officer

By electronically signing my name below, I understand and accept the terms of the offer as stated above:

/s/ Ethan Chernin	March 28, 2024
Signature	Date

Cc:	Carolyn Schneider

Steve Petrovich

AHS Management Company. Inc

d/b/a Ardent Health Services

Employment Term Sheet

Provision	Summary
Position	• President of Health Services

Employment Term	• 1-year initial term with annual automatic 1-year renewal thereafter

Annual Base Salary	• $600,000 payable in accordance with the Company’s regular payment cycle (bi-weekly cycle)

Sign-On Bonus	• $50,000 payable after first month of employment with the Company’s regular payment cycle.

Short-Term Incentives	• Pro-rated for 2024, participate in the senior executive annual Short-Term Incentive program with a target bonus opportunity of 75% of base salary (with potential for over-achievement).

Long-Term Equity Incentive

•  Eligibility to participate in the company’s Long-Term Incentive (LTI) plan to receive a yearly grant of Company equity interests, currently, Profit Interest Units (PIUs), at a target equivalency value of 1.25x base salary which provides the opportunity to pro-rata participation of growth in value of Company from the date of grant (subject to vesting requirements) until a qualifying transaction or public offering occurs. The terms and conditions of the PIUs are set forth in the actual PIU agreement as issued from time to time.

Employee Benefits	• Participation in any benefit plans provided to senior officers of the Company • Ardent 2023 Benefits Guide to be provided under separate cover

Relocation	• Company provided executive relocation services to be provided per plan (to be provided under separate cover)

Perquisites	• Participation in any perquisite programs generally provided to senior officers of the Company

Provision	Summary
Severance Entitlement	• Qualifying terminations: Involuntary without Cause; Non-renewal; By Executive for Good Reason

Severance Payments & Benefits

•  All base salary, bonus, benefits, and unreimbursed expenses due to the Executive through the Termination Date (payable on regular pay-periods for duration of severance)

•  An amount equal to one (1) times (a) the highest salary in effect for Employee at any time during employment; (b) the highest bonus level that would be payable to Employee if regular bonus plan targets, not maximum targets, were achieved, regardless of actual achievement of those targets; and (c) fifteen percent (15%) of Employee’s yearly salary at the time of the termination as the estimated value of the yearly fringe benefits

Conditions to Payments & Benefits	• All severance payments subject to the Executive’s execution of a separation and release agreement

Restrictive Covenants	• Non-compete and non-solicit of employees for 12 months and confidentiality and non-disclosure in perpetuity unless shorter time period required by law

Cause Definition

•  Employee’s willful refusal to perform, or gross negligence in performing, the reasonable duties of Employee’s office

•  Employee’s conviction of or guilty plea to any crime punishable as a felony, or involving fraud or embezzlement, any crime involving moral turpitude or any crime in connection with the delivery of health care services

•  Employee’s change in status regarding being sanctioned by any federal or state governmental agency or department and/or listed on the Health and Human Services Office of the Inspector General, Cumulative Sanctions Report, or excluded by the General Services Administration, as set forth on the List of Excluded Providers

•  Any act by Employee involving moral turpitude that materially affects the performance of his duties hereunder

Provision	Summary

•  Employee’s use of alcohol in violation of Employer’s policies or illegal use of drugs

•  Employee’s engagement in fraud, theft, misappropriation or embezzlement with respect to the Employer or any of its affiliates

Good Reason Definition	• A material breach by the Employer of any employment agreement not cured in a timely manner